Exhibit 99.1

TECHNOLOGY RESEARCH CORPORATION REPORTS FOURTH QUARTER AND FULL YEAR FINANCIAL RESULTS

CLEARWATER, FLORIDA, June 19, 2007 -- Technology Research Corporation (“TRC”), (NASDAQ-TRCI), today announced revenues and earnings for its fourth quarter and fiscal year ended March 31, 2007 and completion of the restatement of prior period financial reports.

Revenues for the fourth quarter were $8.9 million, a decrease of $6.1 million or 41% from the $15.0 million reported in the same quarter last year.  The net loss for the fourth quarter was $.5 million compared with restated net income of $1.1 million for the fourth quarter of the prior year. Diluted net loss per share was $.08 per share for the fourth quarter compared with restated net income of $.18 per share for the same quarter last year.

Orders for the fourth quarter were $12.6 million, an increase of $3.2 million over fourth quarter of fiscal 2006.  Military orders were $7.2 million, an increase of $5.9 million over the previous year and Commercial orders of $5.4 million decreased $2.7 million from the previous year.

Fiscal 2007 revenues of $38.0 million declined $7.6 million or 17% from prior year revenues of $45.6 million. Net income of $1.5 million decreased $.3 million from the prior year’s restated net income of $1.8 million.  Diluted net income per share was $.25 in fiscal 2007 compared to restated $.30 in fiscal 2006.

Orders for fiscal 2007 were $35.4 million, a decrease of $14.8 million from fiscal 2006 orders of $50.2 million. For fiscal 2007, commercial orders were $22.9 million, a decrease of $11.6 million from the previous year, and Military orders of $12.6 million declined $3.1 million from the previous year. The decline in revenue and orders for the full fiscal year is primarily a result of the sharp drop in Room Air Conditioner (RAC) revenues due to intense competition from low cost off-shore manufacturers.

In the fourth quarter and for the full year, the Company experienced several large transactions that impacted our operating results. Fourth quarter results were negatively impacted by a $.9 million pretax write down of inventory to market value mostly due to a decline in demand and selling price for RAC products.  Write-downs of RAC inventory for the full fiscal 2007 year amounted to approximately $1.1 million pretax. Full year net income benefited from the $3.2 million settlement of the patent infringement lawsuit in our third fiscal quarter which was partially offset by related legal expenses of approximately $.8 million.

Cash and short-term investments increased approximately $.9 million over the previous year’s balances while total debt remained constant during the same period. Cash generated during the current fiscal year was used in early April to pay the additional income taxes (as previously reported) resulting from  borrowings in fiscal 2005 and fiscal 2006 under our joint line of credit with the Company’s Honduran subsidiary. Restatements of fiscal 2005 and 2006 years, certain quarters within fiscal 2005 and 2006, and the first three quarters of fiscal 2007 were recently filed with the SEC and are reflected in this release.

Owen Farren, President and Chief Executive Officer, said “The Company has undertaken a series of initiatives since January to improve operating profitability and productivity. We implemented a new financial/operational system, reduced our U.S workforce approximately 12%, and initiated a number of internal programs that will improve customer service and profitability.” Farren continued, “Historically, our revenues have been generated from military generator set electrical subsystems and patented safety products sold in commercial markets. Military sales have benefited significantly in recent years from the demand created by the war in Iraq while the commercial business has been hurt as some of our earlier patents have either expired or been infringed by competitors.”  Mr. Farren added “As a result of our initiatives, the Company’s focus is on accepting and creating profitable businesses that increase shareholder value. Looking forward, TRC will build on its strong relationships with its military, OEM and recreational vehicle customers as well as its industrial distributors to develop new products and engineering solutions. The Company has strong sales and design engineers as well as low-cost responsive manufacturing capabilities at our manufacturing subsidiary. In addition, TRC will build on these strengths as well as expand our engineering capabilities with new electronics and communications resources. Lastly, the Company has set about identifying strategic acquisitions that strengthen our position in these markets and with our customers.”

The fourth quarter dividend of $.020 per share was paid on April 20, 2007 to shareholders of record on March 30, 2007.

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TRC is an internationally recognized leader in electrical safety products that prevent electrocution and electrical fires and protect against serious injury from electrical shock.  Based on its core technology in ground fault sensing, products are designed to meet the needs of the consumer, commercial and industrial markets worldwide.  The Company also supplies power monitors and control equipment to the United States Military and its prime contractors.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:  Some of the statements in this report constitute forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934.  These statements are related to future events, other future financial performance or business strategies, and may be identified by terminology such as "may," "will," "should," "expects," "scheduled," "plans," "intends," "anticipates," "believes," "estimates," "potential," or "continue," or the negative of such terms, or other comparable terminology.  These statements are only predictions.  Actual events as well as results may differ materially.  In evaluating these statements, you should specifically consider the factors described throughout this report.  We cannot be assured that future results, levels of activity, performance or goals will be achieved.

TECHNOLOGY RESEARCH CORPORATION AND SUBSIDIARY
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share data)
(unaudited)

	Three Months Ended		Year ended
		Restated		Restated
	March 31	March 31	March 31	March 31
	2007	2006	2007	2006
Operating revenues:
Commercial	$5,446	10,926	26,471	32,250
Military	3,408	4,101	11,521	13,370
	8,854	15,027	37,992	45,620
Operating expenses:
Cost of sales	6,989	11,310	29,368	34,978
Selling, general and administrative	2,167	1,724	7,752	5,967
Research, development and engineering	506	511	2,027	1,955
Restructuring charges	138	-	138	-
Other	83	-	83	-
	9,883	13,545	39,368	42,900
Operating income (loss)	(1,029)	1,482	(1,376)	2,720
Interest and sundry income (expense)	(5)	(60)	3,082	(223)
Income (loss) before income taxes	(1,034)	1,422	1,706	2,497
Income tax expense (benefit)	(539)	370	244	746
Net income (loss)	$(495)	1,052	1,462	1,751
Income (loss) per common share:
Basic	$(.08)	.18	.25	.30
Diluted	$(.08)	.18	.25	.30

Weighted average number of common
shares outstanding:
Basic	5,888,828	5,805,637	5,884,083	5,786,129
Diluted	5,888,828	5,859,660	5,906,563	5,833,947

Dividends paid	$.020	.015	.075	.060

TECHNOLOGY RESEARCH CORPORATION AND SUBSIDIARY
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

		Restated *
	March 31, 2007	March 31, 2006
ASSETS
Current assets:
Cash and cash equivalents	$3,471	2,607
Short-term investments	498	500
Accounts receivable, net	6,950	10,730
Other receivables-current	884	-
Inventories	9,294	9,633
Prepaid expenses and other current assets	351	210
Deferred income taxes	999	455
Total current assets	22,447	24,135

Property, plant and equipment	14,884	14,285
Less accumulated depreciation	10,472	9,346
	4,412	4,939
Other receivables - long term	850	-
Intangible assets, net	523	-
Other assets	47	70
Total assets	$28,279	29,144

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt	$1,000	1,000
Trade accounts payable	3,027	4,850
Accrued expenses	1,409	1,323
Dividends payable	133	101
Income taxes payable	846	1,468
Total current liabilities	6,415	8,742

Long-term debt, excluding current portion	2,000	2,000
Deferred income taxes	139	244
Total liabilities	8,554	10,986

Stockholders' equity:
Common stock	3,014	2,983
Additional paid-in capital	9,287	8,770
Retained earnings	7,464	6,445
Common stock held in treasury, 21,500 shares, at cost	(40)	(40)
Total stockholders' equity	19,725	18,158
	$28,279	29,144

* On April 4, 2007 TRC filed a Form 8-K with the SEC indicating that the Company’s financial statements for certain prior periods would be restated.  Such restatements were filed on June 19, 2007 and June 20, 2007.
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